EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - April 28, 2017 -The Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the first quarter 2017 of $0.4525 per unit, or $1.81 per unit on an annualized basis. This distribution represents a 3.4 percent increase over the quarterly distribution of $0.4375 per unit paid in March 2017, and is the 13th consecutive increase in the quarterly distribution. The first quarter distribution will be paid on May 23, 2017, to all unitholders of record at the close of market on May 9, 2017.
About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 705 miles of pipelines, approximately 12.4 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil and asphalt trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Western Refining Logistics' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.